EXHIBIT 10.2

Santiago, Chile,

May 31st, 2017

Mr Luis Santillana

Las Codornices 24, colina, RM, Chile

Re: Termination of compensation as it relates to the Employment Services Agreement dated December 1st, 2011 and amended on April 10th, 2012, April 8th, 2015 and March 4th, 2016 (the “Agreement”).

Dear Luis,

We write to confirm the understanding relating to the temporary six month suspension of remuneration due to Luis Santillana (the Employee”) from Li3 Energy, Inc., a Nevada company (the “Company”) for services provided by the Employee.

By countersigning their agreement to this letter, the Employee agrees that from the period of May 31st, 2017 until November 30th, 2017, the Employee shall not be due and shall not receive any compensation from the Company for services provided. This will include, but not be limited to, a complete suspension of Sections 3 and 4 of the Agreement. The Employee however will abide by all other sections of the Agreement and provide the specified services to the Company until the Agreement is terminated or otherwise replaced.

We appreciate your dedication to Li3 and our vision for the future of the Company and value your contribution to our endeavour.

Please countersign and return this letter to us by 5:00 p.m. Santiago, Chile time on June 2, 2017 to confirm your agreement and understanding of this temporary amendment to the Agreement between you and the Company.

Sincerely,

/s/ Patrick Cussen

Patrick Cussen, Chairman

Countersigned

/s/ Luis Santillana

Luis Santillana